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                                                                    Exhibit 99.1

CONTACT
Ben Gibson
Proxim Corporation
(408) 542-5366
bgibson@proxim.com

                          PROXIM CORPORATION ANNOUNCES

                     FIRST QUARTER 2004 PRELIMINARY RESULTS


SUNNYVALE, CALIF., APRIL 7, 2004 - Proxim Corporation (Nasdaq: PROX), a global leader in wireless networking equipment for Wi-Fi and wide area networks, announced today that it expects to report revenue for the first fiscal quarter of 2004 of between $25 million and $27 million, compared to the $37 million target previously provided in January 2004. Based on revenue in this range, Proxim expects to report a non-GAAP or operating pro-forma loss per share in the range of ($.06) to ($.04) for the first fiscal quarter of 2004, which compares to the target range previously provided for the quarter of ($.03) to ($.01).

Proxim also estimates that its first quarter order backlog will be approximately $12.0 million, reflecting a late quarter increase in orders. This compares to an order backlog of $6.3 million at the end of the fourth quarter 2003. Cash, cash equivalents and restricted cash at the end of the first quarter are expected to be approximately $16.6 million, compared to $21.0 million at the end of the fourth quarter 2003.

Factors that contributed to the first quarter revenue shortfall and greater than anticipated order backlog included the following:

- Lower than expected carrier revenue during a traditionally challenging first quarter. For Proxim, this first quarter seasonality was more pronounced due to carrier consolidation and delayed deployments, although order flow materialized late in the quarter, as evidenced by Proxim's order backlog.

- The first quarter impact of product transition from the Proxim ORiNOCO AP-2000 wireless LAN access points to the next generation ORiNOCO AP-4000 platform. A combination of initial AP-4000 product availability issues and the challenges associated with transitioning these high volume product lines through Proxim's distribution channels contributed to Proxim's lower than expected revenues.

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"Although we are disappointed with this revenue performance, we believe that the seasonal and product transition issues are addressable," said Frank Plastina, Chairman and CEO of Proxim. "We are encouraged by our strong end of quarter order backlog and effective cash management."

These preliminary results are based on management's initial analysis of operating results and are subject to change as channel sell through and other financial information becomes available. At this time, Proxim is unable to provide preliminary GAAP loss per share results or a reconciliation of preliminary pro forma to GAAP loss per share results for the first quarter of 2004, due primarily to the Company's need to complete the valuation of certain warrants previously issued by the Company during fiscal year 2003. The Company is scheduled to announce its final results for the first quarter, including its GAAP results, after the market close on April 27, 2004. Details regarding the April 27th conference call will be provided in a separate press release.

CONFERENCE CALL INFORMATION

In conjunction with this announcement, Proxim will host a conference call today, April 7, 2004, at 8:30 a.m. Eastern Daylight time to discuss the preliminary first quarter financial results.

DIAL-IN INFORMATION

To listen to the conference call via telephone, dial (913) 981-5510 at least five minutes prior to the scheduled start time.

WEBCAST INFORMATION

To listen to the webcast, go to www.proxim.com, and click on the link titled "Proxim Announces Preliminary First Quarter 2004 Results Call." The minimum requirements to listen include sound capabilities on your personal computer and installation of RealPlayer software available at no cost for Windows 95/98, Windows 3.1, Windows NT, Macintosh, and UNIX systems from Real Audio, www.real.com.

The call will be archived immediately following the conference call and will remain available at http://investor.proxim.com. Additionally, the conference call will be available on a recorded telephone archive by calling toll free
(888) 203-1112 and entering pass code 691348, beginning Wednesday, April 7 at 10:30 a.m. Eastern Time until midnight Eastern Time on Saturday, April 27, 2004. For international callers, the recorded telephone archive is available by calling the following toll number: (719) 457-0820 and entering pass code 691348.

ABOUT PROXIM

Proxim Corporation is a global leader in wireless networking equipment for Wi-Fi and broadband wireless networks. The company is providing its enterprise and service provider customers with wireless solutions for the mobile enterprise, security and surveillance, last mile access, voice and data backhaul, public hot spots, and metropolitan area networks. This press release and more information about Proxim can be found on the Web at www.proxim.com.

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SAFE HARBOR

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning Proxim's preliminary results for the first quarter of 2004 and the Company's belief that seasonal demand and product transition issues are addressable, and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the risks that: Proxim's financial results for the first quarter of 2004 may be different from preliminary results as a result of additional information from distributors regarding sales of the Company's products in the channel; results for the first quarter of 2004 may vary depending on the final determination of revenue, cost of revenue, operating expenses, charges and cash balances; results for the first quarter of 2004 may differ from preliminary results based on the review of the Company's independent accountants and the audit committee; Proxim's efforts to address seasonal demand and transitions of product platforms will not succeed; the market for Proxim's products will not grow as anticipated or that Proxim will not be able to take advantage of market opportunities due to competition, product performance, product pricing, product supply or other issues and other risks and uncertainties associated with Proxim's business. For additional information regarding risks relating to Proxim's business, see Proxim Corporation's Form 10-K for the year ended December 31, 2003, and Current Reports on Form 8-K and other relevant materials filed by Proxim with the SEC.

USE OF PRO FORMA FINANCIAL INFORMATION

To supplement our consolidated financial statements presented on a GAAP basis, Proxim uses non-GAAP, or pro forma, measures of operating results, net income/loss and income/loss per share, which are adjusted to exclude certain costs, expenses, gains and losses that we believe are useful to enhance the overall understanding of our financial performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a supplemental understanding of Proxim's underlying operational results and trends. Adjusted pro forma results are among the primary indicators management uses as a basis for planning and forecasting our business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for Proxim's financial results prepared in accordance with generally accepted accounting principles in the United States. At this time, Proxim is unable to provide preliminary GAAP loss per share results or a reconciliation of preliminary pro forma to GAAP loss per share results for the first quarter of 2004, due primarily to the Company's need to complete a valuation of certain warrants previously issued by the Company during fiscal year 2003.

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